CDI Corp. Reports Fourth Quarter and Full Year 2012 Results

PHILADELPHIA, Feb. 26, 2013 /PRNewswire/ -- CDI Corp. (NYSE: CDI) (the "Company") today reported results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter and Full Year Highlights

  Revenue of $271 million, up 1.0% during the fourth quarter and $1.105 billion, up 4.3% in 2012
  Revenue in strategic verticals increased 9.1% in the fourth quarter and 13.1% in 2012
  Gross profit margin of 19.8% for the fourth quarter 2012 versus 21.0% for the fourth quarter 2011 and 19.9% in 2012 versus 21.3% in 2011
  Operating and administrative expenses as a percentage of revenue of 16.8% for the fourth quarter 2012 versus 18.2% for the fourth quarter 2011 and 16.9% in 2012 versus 18.6% in 2011
  Earnings per share of $0.25 in the fourth quarter and $0.97 in 2012
  Operating cash flow of $37 million in 2012, an increase of $9 million versus 2011

"Our restructuring and the execution of our strategic plan resulted in improved profitability for the Company and higher revenue in all of our key vertical markets," said CDI President and CEO Paulett Eberhart. "I was particularly pleased with our establishment of a competitive operating cost structure and with our ability to generate increased operating cash flow in 2012. While the economic environment remains challenging, we look forward to continued profitable revenue growth in 2013."

For the fourth quarter 2012, the Company reported revenue of $271 million, an increase of 1% versus the year ago quarter.

The Company reported fourth quarter 2012 operating profit of $8.0 million compared to an operating loss of $0.5 million in the prior-year fourth quarter. The 2011 fourth quarter results included a restructuring charge of $8.1 million related to the Company's strategic plan announced in December 2011.

The Company reported fourth quarter 2012 net income of $5.0 million, or $0.25 per diluted share, versus a net loss of $0.7 million, or $0.03 per diluted share, in the prior-year quarter. Fourth quarter 2011 results included a $5.0 million after-tax charge for restructuring ($0.26 per diluted share) partially offset by a $0.2 million HIRE Act income tax credit ($0.01 per diluted share).

For the year ended December 31, 2012, the Company reported revenue of $1.105 billion, a 4.3% increase over $1.060 billion reported in 2011.

Operating profit for the full year was $32.3 million versus $20.4 million in the prior year. Operating profit in 2011 included a benefit of $9.7 million related to a successful legal appeal and the previously mentioned $8.1 million restructuring charge.

Net income in 2012 increased to $19.1 million, or $0.97 per diluted share, versus net income of $14.8 million, or $0.77 per diluted share, in 2011. Net income in 2011 included several previously disclosed items: (i) an after-tax restructuring charge of $5.0 million ($0.26 per diluted share), (ii) the non-taxable legal appeal benefit of $9.7 million ($0.50 per diluted share), and (iii) a $0.9 million HIRE Act income tax credit ($0.05 per diluted share).

Business Segment Discussion

The Company's Global Engineering and Technology Solutions segment (GETS) reported a 2.1% decrease in fourth quarter revenue to $79.5 million when compared to the prior-year quarter. Revenues rose in the three strategic verticals, Oil, Gas & Chemicals (OGC), Aerospace & Industrial Equipment (AIE) and Hi-Tech, and were offset by continued weakness in the infrastructure business and lower government services revenue, both reported in "Other". Operating profit increased to $6.3 million versus $1.1 million in the prior-year quarter. GETS operating profit in the fourth quarter of 2011 included $4.5 million of the $8.1 million restructuring charge.

For the full year, GETS reported a 0.5% increase in revenue to $325.0 million. Full year operating profit increased 71.7% to $25.7 million. Full year 2011 operating profit included $4.5 million of the restructuring charge.

The Company's Professional Services Staffing segment (PSS) reported a 3.5% revenue increase in the fourth quarter to $174.9 million when compared to the prior-year quarter. Revenues increased in the three strategic verticals, OGC, AIE and Hi-Tech, partially offset by a decrease in "Other". PSS operating profit increased to $5.1 million versus $2.9 million in the prior-year fourth quarter. Fourth quarter 2011 operating profit included $2.6 million of the restructuring charge.

For the full year 2012, PSS revenue rose 6.4% to $710.3 million driven by increases in the three strategic verticals. Full year operating profit decreased 7.5% to $20.5 million. Full year 2011 operating profit included the $9.7 million benefit of the aforementioned favorable legal settlement and $2.6 million of the restructuring charge.

Management Recruiters International, Inc. (MRI) fourth quarter revenue decreased 9.0% to $16.2 million, compared to the prior-year quarter driven by decreases in both contract staffing and royalty and franchise fee income. MRI's fourth quarter operating profit decreased 10.3% to $2.5 million compared to the prior-year quarter. MRI's operating profit in the fourth quarter of 2011 included $0.4 million of the restructuring charge.

For the full year, MRI reported a 1.5% revenue increase to $69.6 million driven by growth in contract staffing services. Full year operating profit increased 7.7% to $10.2 million. Operating profit for the full year 2011 included $0.4 million of the restructuring charge.

Business Outlook

The Company anticipates revenues for the first quarter of 2013 in the range of $265 million to $275 million, compared to $281 million in the year-ago first quarter.

Conference Call

At 11:00 a.m. Eastern Time today, Paulett Eberhart, President and CEO, and Bob Larney, Executive Vice President and CFO, will host a conference call to discuss the 2012 fourth quarter and full year results and business outlook. The call can be accessed live, via the Internet, at www.cdicorp.com.

About CDI

CDI Corp. (NYSE:CDI) is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering and Technology Solutions and Professional Services Staffing through its global business operations in the Americas, EMEA and APAC. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) operating unit. Learn more at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our strategies for growth and future financial results (such as revenue), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by clients in the industries we serve; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of our clients' capital projects or the inability of our clients to pay our fees; the inability to successfully execute on our strategic plan; the termination or non-renewal of a major client contract or project; delays or reductions in government spending, including the impact of sequestration on U.S. government defense spending; credit risks associated with our clients; competitive market pressures; the availability and cost of qualified personnel; our level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations including the impact of healthcare reform laws and regulations; the possibility of incurring liability for our business activities, including the activities of our temporary employees; our performance on client contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-Ks and Form 10-Qs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables Follow

CDI CORP. AND SUBSIDIARIES
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
Consolidated Statements of Income:	2012	2011	2012	2011

Revenue	$270,543	$267,954	$1,104,958	$1,059,803
Cost of services	217,067	211,685	885,549	834,502
Gross profit	53,476	56,269	219,409	225,301
Operating and administrative expenses (1)	45,472	48,672	187,143	196,826
Restructuring and other related costs	—	8,100	—	8,100
Operating profit (loss)	8,004	(503)	32,266	20,375
Other income (expense), net	(86)	(23)	(251)	(245)
Income (loss) before income taxes	7,918	(526)	32,015	20,130
Income tax expense	2,876	92	12,582	5,130
Net income (loss)	5,042	(618)	19,433	15,000
Less: Income attributable to the noncontrolling interest	50	39	317	167
Net income (loss) attributable to CDI	$4,992	$(657)	$19,116	$14,833

Earnings (loss) per common share:
Basic	$0.26	$(0.03)	$0.99	$0.77
Diluted	$0.25	$(0.03)	$0.97	$0.77
Weighted-average shares outstanding - Basic	19,350	19,178	19,344	19,144
Weighted-average shares outstanding - Diluted	19,731	19,178	19,745	19,356

Selected Balance Sheet Data:	December 31,
	2012	2011

Cash and cash equivalents	$43,652	$26,644
Accounts receivable, net	223,630	222,889
Total current assets	282,345	271,730
Total assets	400,705	392,516
Total current liabilities	104,208	109,961
Total CDI shareholders' equity	278,971	266,575

	Year ended
	December 31,
Selected Cash Flow Data:	2012	2011

Net cash provided by operating activities	$37,137	$28,002
Depreciation and amortization	10,265	11,008
Capital expenditures	6,225	5,658
Dividends paid to shareholders	12,548	9,956

	Three months ended		Year ended
	December 31,		December 31,
Selected Earnings and Other Financial Data:	2012	2011	2012	2011

Revenue	$270,543	$267,954	$1,104,958	$1,059,803
Gross profit	53,476	56,269	219,409	225,301
Gross profit margin	19.8%	21.0%	19.9%	21.3%
Operating and administrative expenses as a percentage of revenue	16.8%	18.2%	16.9%	18.6%
Operating profit margin	3.0%	(0.2)%	2.9%	1.9%
Effective income tax rate	36.3%	(17.5)%	39.3%	25.5%
Pre-tax return on net assets (2)			13.8%	8.7%

	Three months ended		Year ended
	December 31,		December 31,
Selected Segment Data:	2012	2011	2012	2011

Global Engineering and Technology Solutions ("GETS")
Revenue:
Oil, Gas and Chemicals ("OGC")	$27,023	$26,410	$110,931	$99,352
Aerospace and Industrial Equipment ("AIE")	18,431	17,384	72,349	71,815
Hi-Tech	8,176	7,476	32,829	29,639
Other	25,829	29,881	108,937	122,740
Total revenue	$79,459	$81,151	$325,046	$323,546
Gross profit	$22,776	$23,578	$93,718	$96,808
Gross profit margin	28.7%	29.1%	28.8%	29.9%
Operating profit	$6,251	$1,092	$25,725	$14,979
Operating profit margin	7.9%	1.3%	7.9%	4.6%

Professional Services Staffing ("PSS")
Revenue:
Oil, Gas and Chemicals ("OGC")	$31,651	$25,263	$117,240	$81,771
Aerospace and Industrial Equipment ("AIE")	21,492	17,911	84,235	64,175
Hi-Tech	68,970	66,648	291,839	280,433
Other	52,775	59,191	216,954	241,283
Total revenue	$174,888	$169,013	$710,268	$667,662
Gross profit	$23,307	$24,083	$94,185	$95,569
Gross profit margin	13.3%	14.2%	13.3%	14.3%
Operating profit (1)	$5,140	$2,869	$20,528	$22,187
Operating profit margin	2.9%	1.7%	2.9%	3.3%

Management Recruiters International ("MRI")
Revenue:
Contract Staffing	$12,406	$13,227	$53,646	$51,612
Royalties and Franchise Fees	3,790	4,563	15,998	16,983
Total revenue	$16,196	$17,790	$69,644	$68,595
Gross profit	$7,393	$8,608	$31,506	$32,924
Gross profit margin	45.6%	48.4%	45.2%	48.0%
Operating profit	$2,483	$2,769	$10,201	$9,468
Operating profit margin	15.3%	15.6%	14.6%	13.8%

(1)	In the second quarter of 2011, the Company's PSS segment recorded a $9.7 million benefit related to the successful legal appeal of the United Kingdom Office of Fair Trading matter.

(2)

Pre-tax return on net assets is calculated as earnings before income taxes for the prior 12 consecutive months divided by the average of the corresponding beginning and ending period net assets. Net assets include total assets minus total liabilities excluding cash and cash equivalents, income tax accounts and debt.

CONTACT: Vincent Webb, Vice President, Investor Relations, +1-215-636-1240, Vince.Webb@cdicorp.com